Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC RECEIVES COMMITMENTS

FOR NEW CREDIT FACILITY MATURING IN 2023

LONDON, December 20, 2017 – Noble Corporation plc (NYSE: NE) today announced that certain of its wholly owned subsidiaries have received commitments from lenders to enter into a new credit facility. Noble expects to close on the new credit facility by the end of 2017.

The new credit facility is expected to provide borrowing capacity of $1.5 billion with an expected maturity of January 2023. Additionally, the Company would retain an incremental $300 million in capacity under its current credit facility, or total borrowing capacity of $1.8 billion until January 2020.

Adam C. Peakes, Senior Vice President and Chief Financial Officer of Noble Corporation plc, stated “This new unsecured revolver comes with strong support from our banking partners and is indicative of Noble’s excellent operational and financial execution, and strong contract coverage through the challenging offshore environment. In addition to extending important financial flexibility for the Company, this new facility fortifies Noble’s excellent industry standing and positions us well for the industry recovery.”

Under the expected terms, the new credit facility will be guaranteed by certain of Noble’s rig-owning entities. The commitments to the new credit agreement are non-binding, subject to the finalization and execution of definitive agreements and contingent upon the closing of the new facility.

Also, the Company amended its existing revolving credit facility in order to facilitate the movement of participating lenders to the new unsecured facility. When fully effective, the amendment will result in the lenders under the new credit facility having no commitments under the existing credit agreement. The amendment is contingent upon the closing of the new credit facility.

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About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

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